EXHIBIT 10.6

EMPLOYMENT AGREEMENT

This AGREEMENT is made as of this 23rd day of December, 2003, by and among SBU BANK, a Federally chartered capital stock savings bank having its principal place of business in Utica, New York (the “Bank”), PARTNERS TRUST FINANCIAL GROUP, INC., a Federal corporation owning all of the issued and outstanding shares of capital stock of the Bank (“Partners Trust”) (the Bank and Partners Trust, collectively, the “Employers”), and WILLIAM M. LE BEAU, an individual residing in Jamesville, New York (the “Executive”).

WHEREAS, the Executive intends to serve as Vice President, Risk Management Officer of the Employers;

WHEREAS, the Boards of Directors of the Employers (collectively, the “Boards”), have approved and authorized the Employers to enter into this Agreement with the Executive;

WHEREAS, the parties desire to enter into this Agreement, setting forth the terms and conditions for the employment relationship of the Executive with the Employers;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The term of employment under this Agreement shall commence on the “Closing Date” as such term is defined under the Agreement and Plan of Merger (the “Merger Agreement”) by and between Partners Trust Financial Group, Inc., SBU Bank, Wicked Acquisition Corporation, Partners Trust, MHC and BSB Bancorp, Inc., dated December 23rd, 2003, and end on the thirty-six (36) month anniversary date thereof (the “Employment Term”).

(b) Duties. The Executive is to be employed as Vice President, Risk Management Officer of the Employers for the Employment Term. As the Vice President, Risk Management Officer of the Employers, the Executive shall engage in loan review services and internal audit and insurance functions. During the Employment Term, the Executive shall serve as a full-time employee, and be subject to the direction of the Audit Committee of the Board of Directors of SBU Bank and the Chief Executive Officer of the Employers and such person(s) designated by the Audit Committee of the Board of Directors of SBU Bank and the Chief Executive Officer of the Employers to give direction to the Executive, and, in connection therewith to perform such duties as shall be directed by the Audit Committee of the Board of Directors of SBU Bank and the Chief Executive Officer of the Employers and such person designated by the Audit Committee of the Board of Directors of SBU Bank and the Chief Executive Officer of the Employers, and as are commensurate and consistent with the Executive’s title, position and experience. During the Employment Term, the Executive shall not be required to relocate his place of employment to a location more than 10 miles away from either (i) the Syracuse, New York location or (ii) the Utica, New York location in order to perform his duties hereunder, except for reasonably required travel by the Executive on the business of the Employers.

2. Compensation and Benefits.

(a) Base Salary. During the Employment Term, the Executive shall be paid a base salary at an annualized rate of not less than U.S. $125,000.00 (the “Base Salary”), payable in accordance with the Employers’ regular payroll practices for its executive employees. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Base Salary shall not be reduced after any such increase and the term Base Salary as utilized in this Agreement shall refer to Base Salary as so increased.

(b) Annual Bonus. With respect to each fiscal year of the Company during the Employment Term, the Executive shall receive an annual cash bonus in an amount that is commensurate with the Executive’s position and on a basis comparable to similarly situated executives of the Employers.

(c) Equity Incentive Awards. With respect to each fiscal year during the Employment Term, the Executive shall receive equity incentive award grants (“Equity Awards”) for the number of shares and on a basis, including without limitation terms and conditions, comparable to similarly situated executives of the Employers. On the Closing Date, all stock options to acquire shares of BSB common stock shall immediately vest in full.

(d) Benefit Plans. The Executive shall be eligible to participate in any Employer maintained employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit plans or programs maintained by the Employers for the benefit of its employees pursuant to the terms of such plans. The Executive’s participation in any such benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs; provided, however, that the Executive shall receive credit for service prior to the Closing Date as provided for in the Merger Agreement. If the Executive’s employment by the Employers shall cease for any reason other than by voluntary termination (as described in Section 3(b) below) or for “Cause” (defined in Section 3(e) below), the Executive shall receive continued group life, health, dental, accident and long term disability insurance coverage for the remaining Employment Term, equivalent to the coverage to which he would have been entitled under such plans (as in effect on the date of his termination of employment) if he had continued working for the Employers during the remaining Employment Term, but taking into account any coverage provided from any subsequent employer.

(e) Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder, subject to the terms and conditions of the Employers’ expense reimbursement policy as in effect with respect to similarly situated executives. The Employers shall reimburse the Executive for all such reasonable expenses promptly upon periodic presentation by the Executive of an itemized account of such expenses.

(f) Other Benefits. During the period of employment, the Executive shall also be entitled to receive the following benefits:

(i) Paid vacation of at least four weeks during each calendar year (prorated for partial years) (with no carry over of unused vacation to a subsequent year) and any holidays that may be provided to substantially all employees of the Employers in accordance with the Employers’ holiday policy;

(ii) Reasonable sick leave consistent with the Employers’ policy in that regard for other executive officers; and

(iii) Such other benefits, including change of control protections, to the extent provided to similarly situated executives.

3. Termination.

The Executive’s employment by the Employers shall be subject to termination as follows:

(a) Expiration of the Employment Term. The Executive’s employment with the Employers shall not terminate prior to the expiration of the Employment Term.

(b) Voluntary Termination. The Executive may terminate this Agreement upon not less than 60 days prior written notice delivered to the Employers, in which event the Executive shall be entitled only to the compensation and benefits the Executive has earned or accrued through the effective date of the voluntary termination (the “Accrued Obligations and Other Benefits”).

(c) Termination Upon Death. This Agreement shall terminate upon the Executive’s death. In the event this Agreement is terminated as a result of the Executive’s death, the Employers shall continue payments of the Executive’s Base Salary which should have otherwise been due for a period of 30 days following the Executive’s death to the Executive’s estate and to pay or provide any other Accrued Obligations or Other Benefits, which shall include death benefits on the same basis as provided to similarly situated executives of the Employers.

(d) Termination Upon Disability. The Employers may terminate this Agreement upon the Executive’s disability. For purposes of this Agreement, the Executive’s inability to perform the Executive’s duties hereunder by reason of physical or mental illness or injury for a period of 26 consecutive weeks that follows the Executive’s use of all available sick leave (the “Disability Period”) shall constitute disability. The determination of disability shall be made by a physician selected by the Employers. During the Disability Period, the Executive shall be entitled to 100% of the Executive’s Base Salary otherwise payable during that period, reduced by any other Employer-provided benefits to which the Executive may be entitled with respect to the Disability Period which benefits are specifically payable solely on account of such disability (including, but not limited to, benefits provided under any disability insurance policy or program, worker’s compensation law, or any other benefit program or arrangement). Upon a termination of employment due to the Executive’s disability, the Employers shall timely pay or provide any other Accrued Obligations and Other Benefits, which shall include disability benefits on the same basis as provided to similarly situated executives of the Employers.

(e) Termination for Cause. The Employers may terminate the Executive’s employment for Cause by written notice to the Executive. For purposes of this Agreement, “Cause” shall mean the Executive’s (1) personal dishonesty, or incompetence, or willful misconduct; or (2) breach of fiduciary duty involving personal profit; or (3) intentional failure to perform the material stated duties of his position, provided that the Executive shall be given notice of any such alleged failure and a reasonable opportunity to cure; or (4) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses); or (5) being a specific subject of a final cease and desist order from, written agreement with, or other order or supervisory direction from, any federal or state regulatory authority; or (6) conduct tending to bring either of the Employers or any of its subsidiaries into substantial public disgrace or disrepute. To the extent that the employment agreement between the Employers and John A. Zawadzki provide more favorable language to such employees with respect to the definition of “Cause” in such agreements, the definition of Cause under this Agreement is modified to provide for the more favorable language provided under the employment agreement for John A. Zawadzki with respect to the definition of “Cause”. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the financial institutions industry; provided, it shall be the burden of the Employers to prove the alleged acts and omissions and the prevailing nature of the standards the Employers shall have alleged are violated by such acts and/or omissions, and acts or omissions taken at the direction of the Board of Directors or any committee thereof, the Chief Executive Officer or legal counsel for the Employers shall be conclusively presumed to have been done in good faith and in the best interest of the Employers. Notwithstanding any other term or provision of this Agreement to the contrary, if the Executive’s employment is terminated for Cause, the Executive shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that the Accrued Obligations and Other Benefits through the date of termination shall be timely paid or provided.

(f) Termination Without Cause. The Employers may terminate the Executive’s employment for reasons other than Cause upon not less than 60 days prior written notice delivered to the Executive, in which event the Employers shall pay to the Executive, within 30 days of the date of termination, a lump sum payment equivalent to the unpaid Base Salary that would have been paid to or earned by the Executive pursuant to this Agreement, if the Executive had remained employed under the terms of this Agreement through the end of the Employment Term. If the Executive terminates his employment with the Employers during the Employment Term for “Good Reason,” such termination shall be deemed to have been a termination by the Employers of the Executive’s employment without Cause. For purposes of this Agreement, “Good Reason” shall mean: (1) the assignment to the Executive by the Employers (or either of them) of duties materially inconsistent with the Executive’s position, duties, responsibilities, and status with the Employers, a material adverse change in the Executive’s titles or offices, any removal of the Executive from or any failure to reelect the Executive to any of such positions, except in connection with the termination of his employment for Cause, or any action that would have a material adverse effect on the physical conditions in which the Executive performs his employment duties; or (2) a reduction by the Employers in the Executive’s Base Salary; or (3) the taking of any action by the Employers that would materially adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any employee benefit plan or deprive the Executive of any material fringe benefit enjoyed by the Executive, except for a reduction in benefits that is being applied generally to all similarly situated employees; or (4) any requirement that the Executive relocate to any place more than 10 miles away from the Syracuse, New York location or 10 miles away from the Utica, New York location or outside the State of New York, to perform his duties hereunder, except for reasonably required travel by the

Executive on the business of the Employers; or (5) any other action or inaction that constitutes a material breach by the Employers (or either of them) of this Agreement; or (6) any failure by the Employers to obtain the assumption of this Agreement by any acquirors, successors or assigns of the Employers.

(g) Resignation. Effective upon the Executive’s termination of employment for any reason, the Executive hereby resigns from any and all offices and positions related to the Executive’s employment with the Employers and any subsidiaries or affiliates thereof, and held by the Executive at the time of termination.

(h) No Mitigation. The Employers’ obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

(i) Litigation Expenses. The Employers shall pay the Executive’s out-of-pocket expenses, including attorney’s fees, in connection with any judicial proceeding to enforce this Agreement or to construe or determine the validity of this Agreement or otherwise in connection herewith if the Executive is successful in litigation. The provisions of this Section 3(i) shall survive the termination of this Agreement and/or the expiration of the Employment Term.

4. Covenants.

(a) Confidentiality. The Executive shall not, without the prior written consent of the Employers, disclose or use in any way, either during the Employment Term or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secret or customer lists acquired in the course of the Executive’s employment by the Employers. The Executive acknowledges and agrees that it would be difficult to fully compensate the Employers for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that the Employers shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision. This provision with respect to injunctive relief shall not, however, diminish the Employers’ right to claim and recover damages. The Executive covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of Employers or Employers’ affiliates, or any of their dealings, transactions or affairs which may come to the Executive’s knowledge in the pursuance of his duties or employment.

(b) Modification. Although the parties consider the restriction contained in this Section 4 reasonable as to the protected business, in the event that any court of competent jurisdiction deems them to be unreasonable, then such restriction shall apply to the broadest business as may be considered reasonable by such court, and this Section 4, as so amended, shall be enforced.

(c) Termination of Payments. Upon a final determination by a court of competent jurisdiction that the Executive has breached this Section 4, the Employers may terminate, offset and/or recover from the Executive immediately any and all payments and benefits paid to the Executive pursuant to sub-Sections 2(a) through 2(f) of this Agreement, in addition to any and all other remedies available to the Employers under the law or in equity.

(d) Other Agreements. The Executive represents and warrants that neither the Executive’s employment with the Employers nor the Executive’s performance of his obligations hereunder will conflict with or violate the Executive’s obligations under the terms of any agreement with a previous employer or other party including agreements to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

5. Withholding.

The Employers shall deduct and withhold from compensation and benefits provided under this Agreement all necessary income and employment taxes and any other similar sums required by law to be withheld.

6. Rules, Regulations and Policies.

The Executive shall use his best efforts to abide by and comply with all of the rules, regulations, and policies of the Employers, including without limitation the Employers’ policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations.

7. Return of Employer’s Property.

After the Executive has received notice of termination or at the end of his period of employment with Employer, whichever first occurs, the Executive shall immediately return to Employer all documents and other property in his possession belonging to Employer.

8. Construction and Severability.

The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this Agreement shall be construed as if such invalid provisions had not been inserted. The Executive’s or the Employers’ failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Employers may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

9. Governing Law.

This Agreement shall be governed by the laws of the United States, where applicable, and otherwise by the laws of the State of New York other than the choice of law rules thereof.

10. Assignability and Successors.

This Agreement may not be assigned by the Executive or the Employers, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of Employers through merger or corporate reorganization.

11. Counterparts.

This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

12. Jurisdiction and Venue.

The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Oneida County. Each party shall be subject to the personal jurisdiction of the courts of New York State.

13. Indemnification and Insurance.

During the Employment Term and for a period of six years thereafter, the Employers shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by either of them to insure directors and officers against personal liability for acts or omissions in connection with service as a director or officer of Partner Trust or the Bank or any subsidiary or affiliate thereof or service in other capacities at the request of either of the Employers. The coverage provided to the Executive pursuant to this section shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of either of the Employers.

To the maximum extent permitted under applicable law, during the Employment Term and for a period of six years thereafter, the Employers shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any trustee or officer of the Bank or any subsidiary or affiliate thereof. Indemnification and Insurance coverage will not be provided by the Employer in the event of Executive’s voluntary termination (Section 3(b) of this Agreement) or for termination for Cause (Section 3(e) of this Agreement), except if such indemnification and insurance coverage under the employment agreement between the Employers and John A. Zawadzki provide a longer period of indemnification and insurance coverage if such employees were voluntarily terminated or were terminated for Cause, then the Executive shall be entitled to an amount of time no less than the amount of time provided to John A. Zawadzki with respect to indemnification or insurance coverage in the event of the Executive’s voluntary termination (Section 3(b) of this Agreement) or a termination for Cause (Section 3(e) of this Agreement). Nothing contained herein shall limit or an any way impair the obligations to indemnify and maintain directors and officers’ liability insurance as set forth in the Merger Agreement.

14. Miscellaneous.

This Agreement constitutes the entire understanding and Agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements, other than the Change of Control Severance Agreement between the Executive, BSB Bancorp, Inc. and BSB Bank and Trust Company, dated as of December 6, 2000 and the Target Benefit Supplemental Retirement Benefit Agreement between BSB Bank & Trust Company and the Executive, dated as of October 30, 2003.

This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the date and year first above written.

Attest:	SBU BANK

/s/ Steven A. Covert	By	/s/ John A. Zawadzki
PRESIDENT & CEO

Attest:	PARTNERS TRUST FINANCIAL GROUP, INC.

/s/ Steven A. Covert	By	/s/ John A. Zawadzki
PRESIDENT & CEO

/s/ William M. Le Beau
William M. Le Beau
Executive